EXHIBIT 4.17
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of February 24, 2020, El Paso Electric Company, a Texas corporation (“EPE”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, no par value (“common stock”). The following contains a description of our common stock, as well as certain related additional information. This description is a summary only and does not purport to be complete. We encourage you to read the complete text of EPE’s Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”), which we have incorporated by reference as exhibits to EPE’s Annual Report on Form 10-K. References to “we”, “our” and “us” refer to EPE, unless the context otherwise required. References to “shareholders” refer to holders of our common stock.
Our authorized capital stock under our Articles consists of 100,000,000 shares of common stock and 2,000,000 shares of preferred stock, no par value. The following description is a brief summary of certain provisions relating to our common stock contained in the Articles and does not purport to be complete. This description is qualified in its entirety by reference to the Articles.
Common Stock
Our authorized common stock consists of 100,000,000 shares, of which 64,428,688 shares were issued and 40,752,141 shares were outstanding as of February 24, 2020. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. As of February 24, 2020, there were approximately 2,096 registered holders of record of our common stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of us, subject to prior distribution rights of preferred stock, if any, then outstanding, the holders of common stock are entitled to receive all of the remaining assets available for distribution. The Articles do not provide for preemptive or other subscription rights of the holders of common stock. There are no redemption or sinking fund provisions applicable to the common stock. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. Holders of our common stock are entitled to receive dividends as declared by the Board of Directors of EPE (the “Board of Directors”).The common stock is listed on the New York Stock Exchange under the symbol “EE.” Computershare serves as the transfer agent and registrar for our common stock.
Preferred Stock
Our authorized preferred stock consists of 2,000,000 shares, no par value, of which no shares were issued and outstanding as of February 24, 2020. Preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the shareholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the Board of Directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of our then-existing shareholders and, under certain circumstances, make it more difficult for a third party to gain control of EPE.
Certain Antitakeover Effects of Texas Law
We are subject to Section 21.606 of the Texas Business Organizations Code (the “TBOC”). In general, the law prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may make it more difficult for a person who would be an affiliated shareholder to effect various business combinations with a corporation for a three-year period.
Certain Provisions of our Articles and Bylaws
In addition to the restrictions of the TBOC, a number of provisions in our Articles and our Bylaws could have an effect of delaying, deferring, or preventing a change in control of us in the context of a merger, reorganization, tender offer, sale or transfer of substantially all of our assets, or liquidation involving us.

Our Articles contain specific provisions governing the approval of certain “business combinations” with an “interested shareholder.” Under our Articles, a business combination may be approved by the affirmative vote of a majority of our shareholders as is required by our Articles and pursuant to the restrictions of the TBOC outlined above, only (1) if it is approved by a majority of disinterested directors at a meeting of the Board of Directors or by unanimous written consent of our Board of Directors in lieu of such meeting; and (2) if the per share aggregate amount of the cash and the fair market value, as defined in our Articles, as of the date of the consummation of the business combination, of consideration other than cash to be received by our shareholders in the proposed business combination is, subject to adjustment, at least equal to the higher of (a) the highest price per share for any share of our common stock paid by the interested shareholder within the two-year period immediately prior to the first date of public announcement of the business combination or in the transaction in which the interested shareholder became an interested shareholder, whichever is higher; or (b) the fair market value per share of our common stock on the announcement date or on the date on which the interested shareholder became an interested shareholder, whichever is higher. Furthermore, our Articles (1) limit the form of consideration that may be received by the holders of our common stock, (2) grant our Board of Directors the power to determine whether the amount, any adjustments to and the form of the consideration meet the requirements of our Articles, (3) prohibit an interested shareholder from acquiring beneficial ownership of any additional shares of our stock, (4) bar the interested shareholder from receiving any benefit of any financial assistance or tax advantages provided by or for us and (5) impose certain requirements for notification of our shareholders about the business combination.
If the proposed business combination does not meet the requirements outlined in the paragraph above, then, in addition to the affirmative vote of a majority of our shareholders required by our Articles and in addition to the restrictions of the TBOC, the business combination must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote in the election of directors at the time of the business combination.
A “business combination” includes any merger or consolidation of us or any subsidiary with an interested shareholder or its affiliate, certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets to an interested shareholder or its affiliate, certain issuances or transfers of securities to an interested shareholder or its affiliate, adoption of any plan or proposal for liquidation or dissolution proposed by or on behalf of an “interested shareholder” and certain reclassifications of securities to the benefit of any “interested shareholder.” An “interested shareholder” is any person who beneficially owns 15% or more of the voting power of our outstanding shares; or at any time within the two-year period immediately prior the applicable date was the beneficial owner of 15% or more of the voting power of our outstanding shares.
Our Articles and Bylaws provide for a classified Board of Directors and that the number of directors will be fixed by the Board of Directors. Our Board of Directors is divided into three classes, and directors are elected for staggered three-year terms with one class of directors up for election each year. Directors are elected by a plurality of votes cast by holders of shares entitled to vote. No cumulative voting is allowed in the election of directors or for any other purpose. Classified directors may be removed only with cause at a special meeting called expressly for that purpose upon the affirmative vote of at least 80% of all outstanding shares entitled to vote. An affirmative vote of at least 80% of outstanding shares entitled to vote is required to amend or repeal, or adopt any provision inconsistent with, the provisions of the Articles relating to the election and removal of directors.
Pursuant to our Bylaws, the timing of our annual meeting is determined by the Board of Directors. In the absence of a request in writing from a majority of the Board of Directors or from shareholders owning at least 25% of all shares, special meetings of the shareholders may be called only by the chairman of the Board of Directors or the president. Special meetings of the shareholders shall be called by the chairman of the Board of Directors, the president or secretary at the request in writing of a majority of the Board of Directors or at the request in writing of shareholders owning at least 25% of all outstanding shares entitled to vote. Shareholders may not take action by written consent without a meeting.
Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions that effectively discriminate against an existing or prospective shareholder as a result of the holder’s beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult for or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of us without any further shareholder action.

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